Samaritan Licenses Method to Identify Novel Anti-Tumor Drugs to Increase Cancer Compounds in Pipeline

LAS VEGAS, Aug. 16, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals, Inc. (AMEX:LIV - News), a developer of innovative drugs, is pleased to announce it has exclusively licensed a patent application entitled “Structure Based Drug Design of Steroid Inhibitors” from Georgetown University.

Scientists at Georgetown University discovered a unique and patentable, computer assisted method, to identify cancer compounds that could be used as anti-tumor agents for cancer patients. This method allowed scientists to virtually screen databases, consisting of 15 million small molecules, without any biological input; to identify eight compounds with anti-tumor potential. Although early stage, one of these compounds or more, could serve as a lead cancer compound in Samaritan’s pipeline, after extensive preclinical efficacy and safety studies.

See peer reviewed journal publications: http://www.samaritanpharma.com/publications_and_patents.asp

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell ten revenue-generating products in Greece and various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

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Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com